Distribution Agreement

Eugene Science Inc.

and

Ceragem International, Inc.

CONTENTS

CLAUSE		PAGE
1.	INTERPRETATION	3
2.	APPOINTMENT	4
3.	PURCHASE ORDERS AND DELIVERY; PAYMENT AND PRICES	5
4.	DUTIES OF THE DISTRIBUTOR	7
5.	DUTIES OF THE COMPANY	8
6.	TRADE MARKS	11
7.	WARRANTIES AND INDEMNITIES	10
8.	DURATION	14
9.	TERMINATION	14
10.	EFFECT OF TERMINATION	15
11.	CONFIDENTIAL INFORMATION	16
12.	ANNOUNCEMENT	17
13.	WAIVER	17
14.	NOTICES	17
15.	GOVERNING LAW; VENUE; JURISDICTION	18
16.	ASSIGNME	18
17.	ENTIRE AGREEMENT	18
18.	ATTORNEY'S FEES	18
19.	SEVERABILITY	19
20.	SURVIVAL	19

THIS AGREEMENT (the "Agreement") is made on September 27, 2006.

BETWEEN the following parties (collectively the **"Parties"** and each a **"Party"**):

(1) **EUGENE SCIENCE INC.**, a corporation duly organized and validly existing under the laws of Korea, and having its registered address at 16-7, Samjung-Dong, Ojung-Gu, Bucheon, Kyonggi-Do, Korea (the **"Company"**); and

(2) Ceragem International, Inc., a corporation duly organized and validly existing under the laws of the state of California and having its registered address at 3699 Wilshire Blvd. Ste. 900, Los Angeles, CA 90010 (the **"Distributor"**).

RECITALS

(A) WHEREAS the Company is engaged in the business of producing, packing, and sale of various dietary supplement products containing natural plant sterols, and has the exclusive right to manufacture and sell the Products (hereinafter defined) in a number of countries, including the United States, Canada and Mexico; and

(B) WHEREAS the Company desires to appoint Distributor to act as the exclusive distributor within the Territory (hereinafter defined) of those Products (hereinafter defined) and specifically described in Exhibit A hereto and such additional items as may be added to Exhibit A by mutual agreement in writing between the parties hereto; and

(C) WHEREAS, Distributor desires to be designated as the exclusive sales representative for the Products in the Territory;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, **THE PARTIES AGREE AS FOLLOWS:**

1. **INTERPRETATION**

In this agreement the following words expressions and abbreviations shall have the following respective meanings unless the context otherwise requires:

"Company Forecast" shall mean a twelve (12)-month forecast of anticipated monthly volume of the Product to be supplied by the Company to the Distributor in the Territory, which forecast the Company shall provide the Distributor with pursuant to Clause 2.1.

"Distributor Forecast" shall mean a twelve (12)-month forecast of anticipated monthly volume of orders for the Product that the Distributor shall place, which forecast the Distributor provide the Company with pursuant to Clause 2.1.

"Forecast" shall mean a Company Forecast or Distributor Forecast.

"Forecast Period" shall mean the period of twelve (12) calendar months commencing on the Effective Date falling two calendar months after the relevant Distributor Forecast Date.

"Minimum Purchase Requirement" shall mean fifty (50) percent of the volume of a Mutual Forecast for a given Forecast Period. The Minimum Purchase Requirement for the 12 consecutive calendar months following the execution of this agreement will be defined in Exhibit B once the Mutual Forecast has been produced.

"Product" means CholZero capsules, cholesterol reducing dietary supplements containing natural plant sterols;

"Territory" means the United States, Canada and Mexico;

"Trade Mark" means **CZ** and **CholZero,** the trade mark which is under application for registration in the Territory; and

"Year" means successive periods of 12 calendar months, the first of which shall commence on and from the date upon which this Agreement shall be deemed to have commenced in accordance with the provisions of Clause 8 and the second and subsequent of which shall commence on the first and subsequent anniversaries thereof respectively.

2. APPOINTMENT.

2.1 Exclusive Appointment. Company hereby appoints Distributor as its exclusive sales representative and distributor for the Products in the Territory. By said appointment, Company (a) grants Distributor the exclusive right to purchase Products from Company for resale and distribution in the Territory, (b) agrees not to sell Products directly into the Territory except through Distributor, and (c) agrees not to knowingly market or sell Products to persons outside the Territory for the purpose of resale into the Territory. The right to sell and distribute Products shall explicitly include the right of Distributor's company retail distributors and independent retail distributors to sub-distribute the Products Distributor hereby accepts appointment as Company's exclusive sales representative and distributor for the Products in the Territory and agrees to perform and discharge its duties, obligations and responsibilities as set forth in this Agreement.

2.2 Competing Products. Given the exclusive nature of this Agreement, Company agrees on a full-indemnity basis that during the term of this Agreement, Company, its officers, directors, shareholders, employees, agents or representatives (collectively, "Agents"), and any entity in which Company or any of its Agents has a controlling ownership interest, shall not, except as specifically allowed by this Agreement, directly or indirectly, promote, sell or distribute any goods products within the Territory that are competitive with or similar in function to the Products; nor shall Company or any of its Agents acquire and/or maintain,

directly or indirectly, any ownership or financial interest in any entity that manufactures or sells products that are competitive with or similar in function to the Products.

2.3 Independent Contractor. The relationship of Company and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either party hereto the power to direct and control the day-to-day activities of the other, or (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither party hereto nor any of its Agents is the representative of the other party for any purpose except as expressly set forth in this Agreement, and has no power or authority as agent, employee or in any other capacity to represent, act for, bind, or otherwise create or assume an obligation on behalf of the other for any purpose whatsoever. All financial obligations, including but not limited to the payment of any and all taxes or fees, whether foreign or domestic, associated with each party's business or relating to each party's activities pursuant to this Agreement are the sole responsibility of said party.

3. **PURCHASE ORDERS & DELIVERY; PAYMENT AND PRICES**

3.1 To facilitate planning for Product manufacture and delivery, the Distributor shall provide the Company two times per Year (every 6 months during the term of this Agreement) with a Distributor Forecast for the relevant six (6) month Forecast Period of Distributor's monthly Product requirements. Within five (5) days of the receipt of each Distributor Forecast, the Company shall provide the Distributor with a Company Forecast for the relevant Forecast Period. Forecasts are intended to allow the Company to plan production and to determine the Distributor's entitlement. The parties shall then mutually agree on the quantities to be set forth in an adjusted forecast ("Mutual Forecast") for the relevant Forecast Period.

3.2 Purchases and sales of the Products between Distributor and Company under this Agreement shall be made by means of purchase orders submitted by Distributor to Company on a monthly basis. The terms and provisions of this Agreement shall govern and control each purchase order submitted by Distributor to Company and any additional or different terms or provisions contained in any such purchase order shall have no force and effect whatsoever, unless Distributor and Company shall have expressly agreed in writing to vary the terms of this Agreement. The Distributor shall place orders on an "as-needed" basis based on the Mutual Forecasts. All purchase orders placed by the Distributor shall be in writing and shall specify the quantity of the Product ordered and the requested date for shipment and such other information the Company may reasonably request for in order to fulfil the order. All purchase orders shall be placed at least two (2) month prior to the requested date of shipment. Distributor shall order at least the relevant Minimum Purchase Requirement for a Forecast Period pursuant to the Mutual Forecast. Company shall promptly notify Distributor if Company believes that it is unlikely to be able to supply the Mutual Forecast. In the event that the Distributor fails to fulfill the Minimum Purchase Requirement by the expiration of the applicable Mutual Forecast Period, the Company may demand, via inter alia, sending a demand letter to the Distributor requesting the Distributor to make best efforts, such as intensive and efficient promotions and advertisements to meet the requirement of ordering at least the Minimum Purchase Requirement for the Mutual Forecast Period.

3.3 Company shall cause the Products to be packed pursuant to its standard export procedure and to the packaging specifications in compliance with applicable law and as agreed upon by the parties. Company shall deliver the Products to Distributor in accordance with the terms of each purchase order. Company hereby warrants that all Products and packaging will bear all markings and labels required by applicable Federal, state, and local laws, rules and regulations of the Territory, as such requirements may be amended from time to time. Company further warrants that it shall include in a conspicuous manner inside the packaging of each Product, and on the label of each individual Product, all wording required under applicable Federal, state, and local laws and regulations of the US, Canada and Mexico in a format prepared by Company.

3.4 If the Company accepts the Distributor's purchase order, it shall send a written acceptance within three (3) days from the date of receipt of the purchase order. The Company shall use best efforts to promptly fill and deliver all orders for the Product submitted by the Distributor by the requested shipping date. All Products shall be shipped by Company within two (2) months of submission of a purchase order by Distributor. If Company is unable to accept an order submitted by Distributor due to its inability to meet the requested delivery date, then Company immediately shall so indicate to Distributor and propose an alternative delivery schedule.

3.5 Company shall be responsible for all costs associated with late shipments. Notwithstanding the foregoing, Company shall not be responsible for costs associated with late shipments caused by labor strike, war, fire, hurricane, flood, or other similar major casualty beyond Company's reasonable control, provided that, upon the occurrence of such a force majeure condition, Company immediately notifies Distributor of the cause for delay and requests a revised shipment date. Distributor may require Company to dispatch late shipments, freight prepaid, in the most expeditious manner, including air freight, if Distributor deems it necessary. Deliveries may be rescheduled by Distributor upon fifteen (15) days notice to Company. Products that are shipped late due to order changes by Distributor shall not be the responsibility of Company. If there is a request for delay, the Distributor shall pay for any storage, insurance or other costs incurred due to such delay.

3.6 Payment. The Distributor shall make payments for the Product to the Company in US dollars by means of a standard import/export letter of credit or Telegraphic Transfer in a form to be agreed upon by the parties. Company and Distributor may from time to time mutually agree to amend this Section to alter the manner of payment. Any payment by Distributor shall not waive in whole or in part the right of Distributor to dispute any invoice or any amount or charge appearing on an order. Distributor shall give Company prompt notice of any such dispute and the basis thereof. The parties agree to act in good faith to resolve any such disputes promptly. Where payment on a disputed invoice and/or purchase order has been made, Distributor shall have the right to offset the full amount of any disputed sum which has not been resolved within sixty (60) days of notice.

3.7 The Company shall ship the Product ordered by the Distributor hereunder C.I.F. Long Beach, CA in U.S. by commercial surface transportation. The Company will pay for any and all

export duties, costs of export packing, licenses, taxes, surcharges and/or fees levied by the governmental authorities of Korea in connection with the exportation of Products, transportation to the port of destination, loading, freight, and marine insurance (this policy must cover CIF price plus 10%). The Distributor will be responsible for transportation of the goods from the Port of Destination to his factory including import duties, licenses, taxes, and fees levied by the governmental authority of the U.S. in connection with the importation of Products. Expedited shipping requests will be accommodated with Company's best effort. Title to the Products and all risk of loss shall pass from Company to Distributor at the time and place of Company's delivery of Products to Distributor.

3.8 The prices of the Products shall be determined in accordance with the terms in Exhibits.

4. DUTIES OF THE DISTRIBUTOR

4.1 The Distributor shall order at least the relevant Minimum Purchase Requirement for a Forecast Period pursuant to the Mutual Forecast. The Minimum Purchase Requirement for the 12 consecutive months following the execution date of this Agreement will be defined in Exhibit B once the Mutual Forecast has been produced.

4.2 [Reserved.]

4.3 Distributor may, in its discretion, market and promote the Products to prospective customers in the Territory using advertisement products produced by Distributor ("Distributor Advertising"). Distributor shall at all times use all reasonable efforts to advertise, promote, market and sell the Products in the Territory. The Distributor shall furnish to the Company, a copy of Distributor Advertising for the Company's informational purposes only. Distributor shall be responsible for any costs, expenses, or other expenditures incurred in production of such Distributor Advertising Company explicitly agrees to permit Distributor to use Company's trademarks to market the Products, including in conjunction with Distributor's marks.

4.4 The Distributor shall inform the Company in writing every quarter during the term of the Agreement of the status of its business and other information in the form mutually agreed upon by the parties.

4.5 [Reserved.]

4.6 [Reserved.]

4.7 The Distributor shall not make any settlement offers or accept claims in connection with complaints regarding the Product sold in a way that is inconsistent with the terms of this Agreement.

4.8 During the term of this Agreement, Distributor shall not directly or indirectly import, distribute, sell, advertise, market or promote the sale or distribution in the Territory of any product that would directly compete or interfere with the sale of the Products.

4.9 The Distributor shall not directly or indirectly (i) establish any branch, warehouse or distribution center outside the Territory for the promotion, distribution, or sale of the Products, (ii) promote, distribute, or sell the Products outside the Territory, (iii) advertise or solicit customers outside the Territory, or (iv) sell or otherwise dispose of the Products within the Territory if the Distributor knows, suspects, or has a reason to know or suspect that the Products will be resold in or to any area outside the Territory.

4.10 In the event that the Distributor receives inquiries from sources outside the Territory, the Distributor shall redirect or transfer such inquiries to the Company.

4.11 Distributor shall at all times have under its control or in its possession such stocks of the Products as shall be sufficient in all respects to meet reasonably anticipated demands of the customers for the Products in the Territory, pursuant to the Mutual Forecast set forth in Section 2. The Distributor shall store such stock in its warehouse under the guidelines provided by Company and all deliveries shall be dealt with through such storage facility.

4.12 The Distributor shall be responsible for complying with any and all necessary or proper laws, rules, regulations, decrees and other applicable governmental or administrative procedures regarding the advertising and promotion of the Products in the Territory.

4.13 The Distributor shall promptly notify Company in the event that Distributor becomes aware of any new or revised legislation, regulation or orders related to the dietary supplement sector in the Territory.

4.14 [Reserved.]

4.15 In order to protect the Company's rights to the Product in its original form, the Distributor shall not in any way modify, adapt or develop quality, composition and/or designs of the Products supplied by the Company to the Distributor under this Agreement, without prior written consent of the Company. If so consented, the intellectual property rights (including, but not limited to, copyrights, design rights, rights in Trade Mark, know-how and confidential information) in any such modifications, adaptations or developments shall be jointly owned by the Company and the Distributor, with each Party having full rights of exploitation thereof independently of the other Party, but the Distributor's such rights being limited to the Territory, and the Distributor shall enter into such deeds and documents and do such things as may be necessary to give full and proper effect to the Company's rights under this Clause 4.15. The intellectual property rights in any modifications, adaptations or developments of quality, composition and/or designs of the Products made by the Distributor without the Company's said prior written consent shall become the exclusive property of the Company.

5. **DUTIES OF THE COMPANY**

5.1 The Company shall supply the Products for sale in the Territory only to the Distributor.

5.2 The Company undertakes to provide such information and support as may reasonably be requested by the Distributor to assist the Distributor in using or re-selling the Products in the Territory. Company shall promptly notify Distributor in the event that Company becomes aware of any new or revised legislation, regulation or orders related to the dietary supplement sector in the Territory.

5.3 The Company shall supply the Distributor with all technical information that the Company may have that is directly applicable to the marketing of the Products, such information to be in the English language, and shall if requested:

(a) provide technical assistance and advice to the Distributor in relation to the Products;

(b) provide instruction at the Company's premises for such sales and technical personnel of the Distributor as is reasonably necessary;

(c) provide the services of such sales and technical personnel of the Company for such period as is reasonably necessary; and

(d) provide the Distributor with information on the Company's advertising and promotion methods and supply such quantities of advertising and promotional material as the Distributor may reasonably request from time to time.

5.4 The Company shall not supply the Products to any other user and buyer in the Territory other than Distributor.

5.5 Company warrants that Company, and each Product manufactured or supplied by Company, shall comply with all applicable Federal, State, and local laws, rules, orders, regulations, and standards (including, but not limited to, provision of information and materials required by the Food and Drug Administration, and other applicable governmental or administrative procedures for the distribution and sale of the Products in the Territory. Company shall be solely responsible for obtaining all necessary government approvals, registrations, consents, licenses, and permits of the Territory or any governmental or political subdivisions thereof that are necessary for the importation and sale of the Products within the Territory, including, without limitation, any product registrations with any government agency or health authority.

5.6 Company shall be responsible for complying with all applicable export, import, and customs laws and regulations with regards to the Products and Company shall prepare and provide all forms and/or documentation required for complying with all applicable export, import, and customs laws and regulations at Company's sole cost and expense. For the avoidance of doubt, Company shall be solely responsible for obtaining the compliance with any and all applicable statutory, administrative or regulatory requirements South Korea and/or the Territory, or any governmental or political subdivisions thereof that are necessary for the importation and sale of the Products within the Territory.

5.7 At Company's sole cost and expense, Company will package and label all Products and shipping containers, including all master cartons, bundles, pallets, inner packs, and individual packages within any of the foregoing, in accordance with industry standards and applicable law. Company represents and warrants that all labels shall be in accordance with and conform to all (i) United States federal, state, and local laws and regulations, including U.S customs country of origin requirements, and (ii) applicable Canadian laws and regulations. Company will be responsible for and shall pay for any and all costs or expenses associated with correcting and/or returning improperly labelled Products, containers, and packages.

5.8 Company may provide to Distributor advertising, promotional, or informational material, including but not limited to brochures, catalogs, packages, instructional material, advertising literature, and any other Product data, currently in possession by Company and/or a third party for Company ("Company Advertising") for use by Distributor. The Company is not required to produce, create or provide any new advertising materials but may do so upon their own consent. The Company shall be solely responsible for obtaining for Distributor, any and all rights to use such Company Provided Advertising that is in their current possession.

5.9 Assistance with Problems. Company shall, at its own expense, assist Distributor and customers of the Products in all ways deemed reasonable by Company in the solution of any problems relating to the functioning and use of the Products.

5.10 New Developments. Company may inform Distributor of any new developments regarding the Products, including but not limited to (i) any new information regarding the development, manufacture, marketing, and sale of the Products pursuant to this Agreement, (ii) any new product developments in the industry that are competitive with the Products, and (iii) any other market information and competitive information as discovered from time to time by Company.

5.11 Product Recall. Distributor reserves the right to initiate a voluntary recall of any Products supplied by Company to Distributor pursuant to this Agreement that are defectively manufactured or formulated, and/or that fail to comply with all applicable federal, state or local laws, rules or regulations, including but not limited to health and safety laws, rules, and regulations. In the event that any governmental agency forces or requires an involuntary recall of any Product or Products, Company agrees to reimburse Distributor for all costs, fees and expenses associated with responding to any possible, threatened or actual governmental investigation (including the costs of attorneys, experts and investigators), noticing and carrying out such a recall, and for all costs, fees and expenses associated with the replacement of any and all defective Products or any and all Products that fail to comply with all applicable federal, state or local laws, rules or regulations. The provisions of this Section shall survive any termination or expiration of this Agreement.

5.12 Company shall maintain in full force and effect product liability/completed operations insurance in the amount of not less than One Million Dollars ($1,000,000.00) for each occurrence, One Million Dollars ($1,000,000.00) aggregate, which may arise out of the Products manufactured or supplied by Company, as evidenced by a certificate of insurance. Company shall furnish to Distributor copies of policies of insurance or certificates evidencing

the existence and amounts of such insurance within thirty (30) days of Distributor's request for such copies. Said insurance policies shall be maintained in full force and effect, at the sole cost and expense of Company, throughout the term of this Agreement and all renewal periods thereof. Company agrees that it has or will immediately obtain the following with respect to said policies:

(a) Coverage with respect to all Products sold pursuant to this Agreement.
(b) Addition of Distributor, including its parent and subsidiaries, as additional insured.
(c) Provision of thirty (30) days' prior written notice by the insurance carrier to Distributor of any change, cancellation, or reduction in coverage.

Upon termination of this Agreement by either Distributor or Company, Company agrees to maintain such insurance coverage set forth above for a period of one (1) years after the termination or expiration of this Agreement and Company's obligation to maintain insurance coverage is in addition to Company's obligation to indemnify and hold Distributor harmless and to defend Distributor against any product liability claim, which is based upon the defective manufacture, or formulation of any Product purchased hereunder and asserted against Distributor, regardless of whether claims are asserted before or after termination of this Agreement.

6. TRADE MARKS

6.1 The Company's intellectual property rights (including, but not limited to, copyrights, design rights, rights in Trade Mark, know-how and confidential information and any applications for or rights to register the foregoing) in and associated with the Product are and shall remain vested in the Company. The Distributor shall not under any circumstances acquire any rights whatsoever in any copyright, patent, trademark or other proprietary right of the Company, nor shall the Distributor acquire any rights whatsoever in relation to the Product.

6.2 The Distributor shall immediately notify the Company in writing of any instance within the Territory as shall come to its notice of any infringement or intended or threatened infringement or wrongful use of the Trade Mark or any intellectual property rights (including, without limitation, copyrights, design rights, rights in trademarks, know-how and confidential information) of the Company and of any instance of the passing off of other goods as and for the Products and of any law which may affect the importation, marketing, distribution and/or sale of the Products. The Distributor shall at the Company's cost give the Company such assistance as it may require in prosecuting and defending any claim arising out of such infringement. The Company shall have full control over any litigation or threatened litigation brought by a third party in connection with alleged infringement of the third party's intellectual property rights by the performance of any part of this Agreement, and the Distributor shall make no admission or statement prejudicial to the Company's interests in relation to such claim, litigation or threatened litigation.

6.3 The Distributor shall not in any way modify, adapt or develop the Company's Trade Mark without prior written consent of the Company. If so consented, the intellectual property

rights in any such modifications, adaptations or developments shall be jointly owned by the Company and the Distributor, with each Party having full rights of exploitation thereof independently of the other Party, but the Distributor's such rights being limited to the Territory, and the Distributor shall enter into such deeds and documents and do such things as may be necessary to give full and proper effect to the Company's rights under this Clause 6.3 The intellectual property rights in any modifications, adaptations or developments of the Trade Mark made by the Distributor without the Company's said prior written consent shall become the exclusive property of the Company.

6.4 The Distributor shall not affix the Trade Mark to any product other than the Product without the prior written consent of the Company.

6.5 The Distributor shall not use the Company's name, Trade Mark or other trade marks by way of advertisement save to the extent that such name and trade marks appear on literature issued by the Company and to the extent that it discloses in a manner approved by the Company in writing his capacity as a distributor for the Company.

6.6 Without obtaining the prior written consent of Distributor, Company shall not use, either during or after the term of the Agreement, for any purpose or in any manner, any of Distributor's trademarks, service marks, collective marks, certification marks, logos, insignias, product designations, slogans, fictitious names, trade names, copyrighted materials, coined words, symbols, devices, abbreviations, or any combination thereof. Company and Distributor acknowledge that the foregoing provisions of this section are reasonable and necessary to protect the legitimate interests of the parties, that upon breach of any of these provisions the non-breaching party shall not have an adequate remedy at law, that any such breach would cause irreparable damage, the exact amount of which would be impossible to ascertain and, therefore, that the non-breaching party shall be entitled, as a matter of right, in addition to any and all other remedies which may be available, to obtain preliminary and permanent injunctive and other equitable relief in any court of competent jurisdiction. The provisions of this section shall survive any termination or expiration of the Agreement.

7. **WARRANTIES AND INDEMNITIES**

7.1 The Company's warranty on the Products is limited to the following: the Company will replace any Product at its sole expense, for all warranty claims regarding defective Products. The Company's warranty is further subject to:

(a) the Product not being used for any purpose other than the normal purpose for its specifications;

(b) the observance by the user of all operating instructions and recommendations issued by the Company in relation thereto; and

The Distributor shall promptly issue a report to the Company in respect of each warranty claim brought to its attention.

7.2 In the event that any claim should be brought against the Distributor that the Products infringe any patent or other protected proprietary right, owned by any third party, (, the Company shall defend, indemnify, and hold the Distributor harmless from any and all damages which may be awarded against the Distributor by any court of competent jurisdiction provided that:

(a) the Distributor notifies the Company in writing within thirty (30) days of learning of any such claim as aforesaid;

(b) the Distributor permits the Company to conduct the defense to any such claim as aforesaid and the negotiation of any settlement thereof;

(c) the Distributor provides at the expense of the Company such reasonable assistance as the Company may require in the defense or settlement of such claim as aforesaid;

(d) such indemnity and undertaking as aforesaid shall not apply if the infringement relates to any use other than a use authorized by the Company.

7.3 Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party and its affiliates, officers, directors, employees, agents and representatives (the "Indemnified Party") harmless from and against all claims, losses, suits, demands, causes of action, damages, costs, expenses and liabilities, including without limitation, reasonable attorneys' fees and expenses (collectively "Claims"), from any third party of any kind against the Indemnified Party arising from the Indemnifying Party's negligence, willful misconduct or material breach of the Agreement. In addition, Company hereby agrees to indemnify and hold Distributor, its parent, subsidiaries, distributors and affiliated companies harmless and to defend said indemnities against any claim, loss or liability that is based upon or which arises from a product defect or a failure to warn of a defect in manufacture of any Product purchased hereunder, regardless of whether claims are asserted before or after termination of this Agreement. The foregoing indemnification shall come into existence and remain

enforceable against Company regardless of whether Distributor has been notified of any termination or dispute with regard to this Agreement. The provisions of this Section shall survive the termination or expiration of this Agreement.

7.4 Neither the Company nor the Distributor shall be or be deemed to be in breach of this Agreement or be liable for any failure to carry out or delay in carrying out any of its obligations under this Agreement or any contract entered into pursuant hereto if such failure or delay arises directly or indirectly from any cause whatsoever beyond the reasonable control of either the Company or the Distributor including without limitation any strike, lockout, industrial dispute or act of God.

7.5 Representations and Warranties of Company. Company represents and warrants to Distributor that:

(a) it has full and unrestricted authority to enter into this Agreement and, by entering into or performing under this Agreement, it will not breach any agreement to which it is currently a party;

(b) it has and shall maintain a favorable business standing in the communities in which it is located and does business;

(c) it, and each Product manufactured or supplied by Company, shall comply with all applicable laws, rules, orders, regulations, and standards in the Territory in effect on the date each particular Product to Distributor;

(d) all Products sold pursuant to this Agreement will (i) be of the same quality, design, characteristic, function, and operation as the sample(s) furnished to and approved by Distributor, and will conform to those specifications set forth in Exhibit A and throughout this Agreement, (ii) be of merchantable quality, (iii) be fit for the particular purpose intended, and (iv) be free from defects in material. Further, Company will use its best efforts to immediately correct any defects or errors which materially affect the use of the Products; and

(e) it has good and merchantable title to the Products and has legally sufficient right, title and interest in the Products, including but not limited to all intellectual property rights, to enter into and perform this Agreement and that it has not done nor will it do any act or entered into any agreement which limits or restricts performance of this Agreement.

7.6 Representations and Warranties of Distributor. Distributor represents and warrants to Company that it:

(a) has full and unrestricted authority to enter into this Agreement and, by entering into or performing under this Agreement, it will not breach any agreement to which it is currently a party; and

(b) has the legal right, free of any right or interest of any third party, to disclose all information disclosed to Company hereunder.

8. **DURATION**

8.1 This Agreement shall be deemed to have commenced on and to have continued in force from September 27, 2006 (the "Effective Date") and, subject to the provisions of Clause 9, shall continue in force for a period of one (1) year from the Effective Date, unless terminated by either Party according to the provisions of Clause 9. In addition, if neither Party gives the other Party written notice of non-renewal of this Agreement at least three (3) months prior to the expiration of the term of this Agreement, this Agreement shall be renewed under the terms and conditions provided herein for a term that the Parties shall agree to before the expiration date of the original term of this Agreement. In case the Parties fail to agree to such renewed term before the expiration date of the original term of this Agreement, the expiration date of this Agreement shall be extended for three (3) months as the two involved parties continue to negotiate.

9. TERMINATION

9.1 In the event of a breach by the Company or the Distributor (the "Breaching Party") of any of its obligations under this Agreement which is not reasonably capable of being remedied or which being reasonably capable of being remedied is not remedied before the expiry of thirty (30) days from the date of service on the Breaching Party of a notice in writing specifying the breach and requiring its remedy, the non-breaching Party, either the Company or the Distributor as the case may be, may by notice in writing expiring on such date as such notice shall specify terminate this Agreement.

9.2 [Reserved.]

9.3 If either Party (the "Insolvent Party") shall go into liquidation, save for the purpose of an amalgamation or reconstruction approved by the other Party, either the Company or the Distributor, as the case may be (the "Solvent Party"), or shall enter into any composition with its creditors or suffer any execution or distress to be levied on its goods or if a receiver shall be appointed of the whole or any part of its assets or property or if the Insolvent Party shall suffer any act or thing having an analogous effect under the laws of the U.S. as the case may be, the Solvent Party may, by notice in writing to the Insolvent Party expiring on such date as such notice shall specify, terminate this Agreement.

10. EFFECT OF TERMINATION

Upon expiration or termination of this Agreement:

10.1 The Parties shall have no further rights or obligations under this Agreement, except that the rights and obligations of either Party that have accrued shall not be affected thereby.

10.2 Termination of this Agreement shall not extinguish debts and other obligations created or arising between the parties by virtue of this Agreement or by virtue of contracts or arrangements entered into hereunder before the effective date of termination of this

Agreement (the "Termination Date"). Without limiting the generality of the foregoing sentence, upon the Termination Date:

(a) Distributor shall not be relieved of its obligation to (i) pay for Products received by Distributor prior to the Termination Date.

(b) Company shall be obligated to complete all Product orders which were accepted by Company prior to the Termination Date.

10.3 The provisions of Clauses 1, 4, 5, 6, 7 and 10 shall survive the expiration or termination of this Agreement.

10.4 The Distributor shall return at its own expense to the Company all documents of a secret or confidential nature relating to the Product or to the implementation of this Agreement and all catalogues, sales literature, technical pamphlets, samples, advertising or promotional material relating to the Products which may have been supplied by the Company. Company shall return at its own expense to the Distributor all documents of a secret or confidential nature disclosed by Distributor.

10.5 Distributor shall have the right on continue to engage in the distribution of the Product within the Territory until all Products ordered and purchased prior to the Termination Date are sold.

10.6 DISTRIBUTOR SHALL NOT BE LIABLE TO COMPANY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERM OR THE LAST SALE OF ALL INVENTORY OF THE PRODUCT AND UPON DISTRIBUTOR NOTIFICATION, WHICHEVER OCCURS LATER.

11. **Confidential Information.**

11.1 Any materials and/or information (the "Confidential Information") furnished or disclosed by a party, its agents and/or employees (the "Disclosing Party") to the other party or observed by such party (the "Receiving Party") are the property of and shall be deemed confidential to the Disclosing Party. It is understood that the Receiving Party shall not, at any time during or after the term of this Agreement, disclose to any third party or directly or indirectly make use of any such Confidential Information. All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such information, whether made or compiled by or delivered or made available to, observed by or otherwise obtained by the Receiving Party, shall be returned by the Receiving Party to the Disclosing Party at the time of the termination or expiration of this Agreement or upon any earlier request by the Disclosing Party, without the Receiving Party retaining any copies, notes or excerpts thereof. The parties agree that the following types of information shall not constitute Confidential Information and shall not be subject to the provisions of this Section: (i) information which becomes generally available to the public other than as a result of disclosure by the Receiving Party, (ii) information which is available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, and (iii) information which becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is neither bound by a confidentiality agreement with the Disclosing Party nor is otherwise violating a legally protected right of the Disclosing Party in making such disclosure.

11.2 Receiving Party shall not disclose, use, publish, disseminate or otherwise communicate, directly or indirectly, in whole or in part at any time or in any manner, any Confidential Information without the prior written consent of Disclosing Party in each instance; nor shall Receiving Party permit any of Receiving Party's personnel, agents, subcontractors or representatives to do any of the foregoing. Notwithstanding the foregoing, Receiving Party may use the Confidential Information for the sole purpose of providing Services pursuant to this Agreement, and may only disclose Confidential Information to its personnel, agents, subcontractors, or representatives who have a need to know the Confidential Information for such purpose. If Receiving Party so discloses any Confidential Information to its personnel, agents, subcontractors or representatives, Receiving Party agrees to take appropriate action (by instructions, agreement or otherwise) with them in order to satisfy Receiving Party's obligations under this Agreement with respect to maintaining the confidentiality and secrecy of the Confidential Information.

11.3 In the event Receiving Party, its agent, subcontractor, and/or representative is required to disclose Confidential Information pursuant to any legal process or pursuant to a judicial or governmental order, Receiving Party shall immediately notify Disclosing Party so as to allow Disclosing Party to take all appropriate legal action and/or intervention in response thereto.

11.4 The provisions of this section shall survive any termination or expiration of this Agreement.

12. **ANNOUNCEMENT**

None of the Parties shall disclose the terms and conditions of this Agreement without prior agreement between both Parties, unless the disclosure is required by the law or the rules of a regulatory body.

13. **WAIVER**

13.1 A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

13.2 No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3 No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Parties.

13.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

14. **NOTICES**

Any notices to be given under the Agreement by either Party to the other will be in writing and may be transmitted by personal delivery, facsimile with confirmation, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices will be addressed to the Parties at the addresses appearing below, but each Party may change that address by written notice in accordance with this section. Notices delivered personally and/or by facsimile will be deemed communicated as of the date of actual receipt, mailed notices will be deemed communicated as of the date of mailing.

If to the Distributor:
CERAGEM International, Inc.
3699 Wilshire Blvd. Ste. 900
Los Angeles, CA 90010
Attention: Mr. Kyung Hwan Huh

If to the Company:
Eugene Science, Inc.
16-7, Samjung-Dong
Ojung-Gu, Bucheon,
Kyonggi-do, Korea
Attention: Mr. Seung Kwon Noh

15. **GOVERNING LAW; VENUE; JURISDICTION**

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California applicable to contracts made and to be performed in California. The Parties hereto submit to the sole and exclusive jurisdiction and venue of the state and federal courts in the County of Los Angeles, State of California, the United States of America Central District.

16. **ASSIGNMENT**

The obligation and duties of the Parties hereunder are personal to the Parties and their lawful successors in title and shall not be subcontracted to any third party without the prior written consent of the other Party, nor shall either Party assign this Agreement or any part thereof to any third party without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

17. **Entire Agreement**. This Agreement (including the exhibits and schedules hereto, each of which is incorporated herein and made a part of this Agreement) constitutes the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, express or implied, between the parties hereto concerning the subject matter of this Agreement.

18. **Attorney's Fees**. In the event of any arbitration, lawsuit, or any other legal proceedings between the parties hereto arising out of the obligations of Company or Distributor under this Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such arbitration or suit, including, without limitation, reasonable attorney's fees.

19. **Severability**. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

20. **Survival of Certain Rights/Obligations**. The respective rights and obligations of Company and Distributor, which by their nature would continue beyond the termination or expiration of this Agreement will survive termination or expiration of this Agreement.

IN WITNESS whereof this Agreement has been executed on the date first above written.

SIGNED by ....as
Authorized representative for **CERAGEM International, Inc.** the presence of:

...Daniel Park...
Signature of witness

....
Name of witness (block letters)

....
Address of witness

....
Occupation of witness

SIGNED by ...Seng Kwon Noh...as
Authorized representative for **EUGENE SCIENCE, INC.** in the presence of:

...Secheon An...
Signature of witness

SECHEON AN
....
Name of witness (block letters)

....
Address of witness

....

Occupation of witness

Exhibit A

The Terms of Conditions during the first twelve (12) months from the Effective Date

1. The price of the Product shall be US 8 dollars per bottle (120 caps/bottle) during the first twelve (12) months from the Effective Date of this Agreement.
2. After the twelve (12) months period, the prices of the product shall be determined in accordance with the agreement of the Parties.
3. For the avoidance of doubt, the exclusive right granted to the Distributor shall become effective when this Agreement is executed by the Company and the Distributor and will continue in force during the initial term or any renewal term and until this Agreement is terminated.

INITIALS
Company NSK
Distributor K.H

Exhibit B

Upon acceptance of the Mutual Forecast by both the Company and Distributor, the Minimum Purchase Requirement for the first 12 consecutive months following the execution of this Agreement is set as 100,000 units of the Product.

INITIALS
Company NSK
Distributor K.Y.